Exhibit 99.4

December 6, 2011

Board of Directors

Transatlantic Holdings, Inc.

80 Pine Street

New York, New York 10005

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated November 20, 2011, to the Board of Directors of Transatlantic Holdings, Inc. (“Transatlantic”) as Annex E to, and to the references thereto under the headings “Summary—Opinion of Transatlantic’s Financial Advisor – Moelis & Company LLC”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Transatlantic’s Reasons for the Merger; Recommendation of the Transatlantic Board of Directors” and “The Merger—Opinion of Transatlantic’s Financial Advisor – Moelis & Company LLC” in, the joint proxy statement/prospectus relating to the proposed merger involving Transatlantic and Alleghany Corporation (“Alleghany”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Alleghany. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Moelis & Company LLC
MOELIS & COMPANY LLC